Exhibit (a)(1)(I)

JABIL CIRCUIT, INC.

STOCK APPRECIATION RIGHT AWARD AGREEMENT

This STOCK APPRECIATION RIGHT AWARD AGREEMENT (the “Agreement”) is made as of                             , (the “Grant Date”) between JABIL CIRCUIT, INC. a Delaware corporation (the “Company”) and                              (the “Grantee”).

Background Information

A. The Company previously granted to the Grantee a stock appreciation right (“SAR”) covering shares of Common Stock under the Jabil Circuit, Inc. 2002 Stock Incentive Plan (the “Prior SAR”). The recorded grant date, grant number, exercise price and expiration date of, and the number of unexercised shares subject to, the Prior SAR are indicated in the Addendum provided to the Grantee in connection with the Jabil Circuit, Inc. Offer to Amend or Replace Certain Outstanding Options and Stock Appreciation Rights on May 12, 2008 (the “Offer”).

B. It has been determined that the Prior SAR was misdated in that the recorded grant date for the Prior SAR is earlier than the date on which the Prior SAR was actually granted for financial accounting purposes. As a result, the exercise price established for the Prior SAR is less than the fair market value of the underlying shares of the Common Stock on the date now determined to be the actual grant date for financial accounting purposes.

C. Such exercise price may be deemed to result in a below-market SAR grant subject to adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) to the extent the Prior SAR was not vested and exercisable on December 31, 2004.

D. In order to avoid such adverse tax consequences, the Company implemented the Offer, which allowed the Grantee and other holders of affected SARs to submit those SARs to the Company for amendment or cancellation and replacement (the “Offer”).

E. The Grantee made an election to accept the Offer and tendered the Prior SAR, and the Prior SAR was accordingly cancelled, and a new SAR evidenced by this Agreement was immediately granted under the Jabil Circuit, Inc. 2002 Stock Incentive Plan (the “Plan”) in replacement of the Prior SAR. Unless otherwise defined herein, the terms defined in the Jabil Circuit, Inc. 2002 Stock Incentive Plan (the “Plan”) shall have the same defined meanings in this Agreement.

Agreement

1. Cancellation and Regrant of Prior SAR.

(a) The SAR evidenced by this Agreement (the “Replacement SAR”) is hereby granted to the Grantee in cancellation and replacement of the Prior SAR identified in the Offer Addendum. This Replacement SAR is granted under the Jabil Circuit, Inc. 2002 Stock Incentive

Plan (the “Plan”). In the Grantee’s election to accept the Offer, the Grantee expressly acknowledged and agreed that the Grantee has no further right, title or interest in or to the cancelled Prior SAR and that the Grantee no longer has any right or entitlement to receive any shares of the Common Stock or other capital stock of the Company under the cancelled Prior SAR.

(b) The number of Shares of the Common Stock subject to this Replacement SAR (the “Stock”), the exercise price per Share and the expiration date of the term of this Replacement SAR are as set forth in the Schedule I attached to this Agreement. Such elements of this Replacement SAR are exactly the same as in effect for the cancelled Prior SAR at the time of its cancellation pursuant to this Agreement.

(c) It is the intent of the Company that the Replacement SAR evidenced by this Agreement shall have exactly the same terms and conditions as the cancelled Prior SAR, including (without limitation), the exercise price, the vesting provisions and expiration date, but with the new Grant Date. The cancellation and regrant is effected solely to evidence the cancellation and regrant procedure required consequences under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) for any SAR (or portion thereof) which was not vested as of December 31, 2004, and which may be deemed to have been granted with an exercise price below the fair market value of the SAR shares on the grant date.

2. Settlement of Replacement SAR. Upon exercise of all or a specified portion of the Replacement SAR, the Grantee (or such other person entitled to exercise the Replacement SAR pursuant to this Agreement and the Plan) shall be entitled to receive from the Company shares of Common Stock with an aggregate Fair Market Value on the date of exercise of the Replacement SAR equal to the amount determined by multiplying:

(a) 100 percent of the amount (if any) by which the Fair Market Value of a share of Common Stock on the date of exercise of the Replacement SAR exceeds the Exercise Price, by

(b) the number of shares of Common Stock with respect to which the Replacement SAR shall have been exercised.

3. Vesting. Except as may be otherwise provided in the Plan and this Agreement, the Replacement SAR shall vest in accordance with this Section 3. As of the Grant Date and prior to July 11, 2008, one-half (1/2) of the Replacement SAR shall be vested. The Replacement SAR shall continue to vest at the rate of one-twelfth (1/12) of the initial Shares covered by the Replacement SAR on July 11, 2008, and one-twelfth (1/12) of the initial Shares covered by the Replacement SAR on the same calendar date of each successive three-month (3-month) period thereafter, provided that in all instances the Grantee is an Employee of, or Consultant to, the Company or a Subsidiary.

4. Term of Replacement SAR. The Replacement SAR shall be exercisable during its term only to the extent it has vested in accordance with Section 3 of this Agreement. The term of the Replacement SAR commences on the Grant Date and expires upon the earliest of the following:

(a) October 10, 2015;

(b) twelve (12) months after the death of the Grantee;

(c) twelve (12) months after the termination of the Grantee’s Continuous Status as an Employee or Consultant due to Disability; or

(d) thirty (30) days after the termination of the Grantee’s Continuous Status as an Employee or Consultant for any reason other than death or Disability.

5. Exercise of Replacement SAR.

(a) The Replacement SAR is exercisable by delivery of an exercise notice, at such location and in such form as the Company shall designate, which shall state the election to exercise the Replacement SAR, the number of Shares in respect of which the Replacement SAR is being exercised, and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice may be in electronic form. This Replacement SAR shall be deemed to be exercised upon receipt by the Company of such Exercise Notice. The Replacement SAR may not be exercised for a fraction of a Share.

(b) No Shares shall be issued pursuant to the exercise of this Replacement SAR unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed. Assuming such compliance, for income tax purposes the exercised Shares shall be considered transferred to the Grantee on the date the Replacement SAR is exercised with respect to such exercised Shares. Prior to the exercise of this Replacement SAR and delivery of the resulting Shares, the Participant shall not have any rights of a stockholder with respect to this Replacement SAR or the Shares subject to this Replacement SAR.

6. Non-Transferability of Replacement SAR. The Replacement SAR may not be transferred in any manner otherwise than by will or by the laws of descent or distribution, except as otherwise permitted by the Administrator in accordance with the terms of the Plan.

7. Change in Control. In the event of a Change in Control, any portion of the Replacement SAR that is not yet vested on the date such Change in Control is determined to have occurred:

(a) shall become fully vested on the first anniversary of the date of such Change in Control (the “Change in Control Anniversary”) if the Grantee’s Continuous Status as an Employee or Consultant does not terminate prior to the Change in Control Anniversary;

(b) shall become fully vested on the Date of Termination if the Grantee’s Continuous Status as an Employee or Consultant terminates prior to the Change in Control Anniversary as a result of termination by the Company without Cause or resignation by the Grantee for Good Reason; or

(c) shall not become fully vested if the Grantee’s Continuous Status as an Employee or Consultant terminates prior to the Change in Control Anniversary as a result of termination by the Company for Cause or resignation by the Grantee without Good Reason.

For purposes of this Section 7, the following definitions shall apply:

(d) “Cause” means:

(i) The Grantee’s conviction of a crime involving fraud or dishonesty; or

(ii) The Grantee’s continued willful or reckless material misconduct in the performance of the Grantee’s duties after receipt of written notice from the Company concerning such misconduct;

provided, however, that for purposes of Section 7(d)(ii), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Grantee in good faith to have been in or not opposed to the interest of the Company (without intent of the Grantee to gain, directly or indirectly, a profit to which the Grantee was not legally entitled).

(e) “Good Reason” means:

(i) The assignment to the Grantee of any duties inconsistent in any respect with the Grantee’s position (including status, titles and reporting requirement), authority, duties or responsibilities, or any other action by the Company that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action that is not taken in bad faith and that is remedied by the Company promptly after receipt of written notice thereof given by the Grantee within 30 days following the assignment or other action by the Company;

(ii) Any reduction in compensation; or

(iii) Change in location of office of more than 35 miles without prior consent of the Grantee.

8. Tax Withholding. At such time as the Grantee exercises the Replacement SAR, the Grantee must satisfy the federal, state, local or foreign income and social insurance withholding taxes imposed by reason of the exercise of the Replacement SAR. The Grantee shall make an election with respect to the method of satisfaction of such tax withholding obligation in accordance with procedures established by the Administrator. Unless the Grantee delivers to the Company or its designee within ten (10) days after exercise of the Replacement SAR a certified check payable in the amount of all tax withholding obligations imposed on the Grantee and the Company by reason of the exercise of the Replacement SAR, the number of Shares to be delivered to the Grantee upon exercise of the Replacement SAR shall be reduced by the smallest number of whole Shares which, when multiplied by the Fair Market Value of the Common Stock on the date of exercise, is sufficient to satisfy the amount of such tax withholding obligations.

9. No Effect on Employment. Nothing in the Plan or this Agreement shall confer upon the Grantee the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of the Grantee regardless of the effect of such termination of employment on the rights of the Grantee under the Plan or this Agreement.

10. Rights Prior to Issuance of Certificates. Neither the Grantee nor any person to whom the Grantee’s rights shall have passed by will or by the laws of descent and distribution shall have any of the rights of a shareholder with respect to any Shares issuable upon exercise of the Replacement SAR until the date of issuance to the Grantee of a certificate for such shares.

11. Governing Laws. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

12. Successors. This Agreement shall inure to the benefit of, and be binding upon, the Company and the Grantee and their heirs, legal representatives, successors and permitted assigns.

13. Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

14. Entire Agreement. Subject to the terms and conditions of the Plan, which are incorporated herein by reference, this Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations.

15. Headings. Section headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

16. Additional Acknowledgements. By their signatures below (including electronic signature), the Grantee and the Company agree that the Replacement SAR is granted under and governed by the terms and conditions of the Plan and this Agreement. Grantee has reviewed in their entirety the prospectus that summarizes the terms of the Plan and this Agreement, has had an opportunity to request a copy of the Plan in accordance with the procedure described in the prospectus, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and this Agreement. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator made in accordance with the terms of the Plan and this Agreement upon any questions relating to the Plan and this Agreement.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the Grant Date set forth above.

GRANTEE:	JABIL CIRCUIT, INC.

By:
Signature		TIMOTHY L. MAIN
	Title:	PRESIDENT

SCHEDULE I

REPLACEMENT SAR INFORMATION

Grant Date	Exercise Price Per Share	Expiration Date	Number of Shares Subject to the SAR
xx/xx/xxxx	[$ ]	[ ]	[ ]